Thor Announces Record Preliminary Sales For Fourth Quarter And Fiscal Year; Improved Backlog

ELKHART, Ind., Aug. 5, 2013 /PRNewswire/ -- Thor Industries, Inc. (NYSE: THO) today announced record preliminary sales, as well as an improved backlog for the fourth quarter and full year ended July 31, 2013.

Preliminary consolidated sales in the fourth quarter were $1.023 billion, up 15.2% from $888.2 million in the fourth quarter last year. RV sales were $913.2 million, up 18.6% from $769.9 million in last year's fourth quarter. Towable RV sales for the fourth quarter were $745.3 million, up 12.6% from $662.1 million in the fourth quarter of fiscal 2012. Motorized RV sales in the fourth quarter increased 55.8% to $167.9 million from $107.8 million in the same quarter a year ago. Bus sales were $110.1 million, down 6.9% compared to $118.3 million in the fourth quarter last year primarily as a result of the sale of SJC Industries on April 30, 2013.

For the full year ended July 31, 2013, preliminary consolidated sales were $3.690 billion, up 19.6% from $3.085 billion last year. RV sales were $3.241 billion, up 22.8% from $2.640 billion last year. Towable RV sales for the twelve months were $2.650 billion, up 15.9% from $2.286 billion last year. Motorized RV sales rose to $591.2 million, up 67.1% from $353.9 million last year. Bus sales were $448.8 million, up 0.9% from $444.9 million last year, including the results of SJC Industries for the first nine months of fiscal 2013 and 12 months of fiscal 2012.

RV backlog on July 31, 2013 was $441.5 million, up 31.7% from last year. Towable RV backlog increased 1.7% to $228.4 million and motorized RV backlog nearly doubled to $213.1 million.

With the decision to sell the Bus business which was announced on July 31, 2013, the financial results of the Bus segment will be presented as discontinued operations for all periods presented in the upcoming annual report filed on Form 10-K with the Securities and Exchange Commission, which the Company expects to file in late September.

"Thor achieved record sales for fiscal 2013 as the continuing growth of the towable RV market was enhanced by the momentum in the motorized market. We are pleased with the strong fundamentals of the entire RV market and we are excited by the growth prospects in both towable and motorized RVs as we enter our new fiscal year," said Bob Martin, Thor President & CEO. "In September we will be showcasing our newest RV models as we connect with our dealers at our Open House in Elkhart, which we expect will set a positive tone for the upcoming year," he added.

About Thor Industries, Inc.
Thor is the sole owner of operating subsidiaries that, combined, represent the world's largest manufacturer of recreation vehicles and a major builder of commercial buses.

This release includes certain statements that are "forward looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These forward looking statements involve uncertainties and risks. There can be no assurance that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, price fluctuations, material or chassis supply restrictions, legislative and regulatory developments, the costs of compliance with increased governmental regulation, legal issues, the potential impact of increased tax burdens on our dealers and retail consumers, lower consumer confidence and the level of discretionary consumer spending, the level of state and federal funding available for transportation, interest rate increases, restrictive lending practices, recent management changes, the success of new product introductions, the pace of acquisitions, the impact of the divestiture of the Company's bus businesses, asset impairment charges, cost structure improvements, competition and general economic conditions and the other risks and uncertainties discussed more fully in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2012 and Part II, Item 1A of our Quarterly Report on Form 10-Q for the period ended April 30, 2013. We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in our expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based, except as required by law.

CONTACT: Jeffery A. Tryka, CFA, Investor Relations, (574) 970-7912, jtryka@thorindustries.com